PRA Group Appoints Kevin Stevenson as President
Announces Additional Organizational Changes

NORFOLK, Va., August 10, 2015 - PRA Group (Nasdaq: PRAA), a global leader in acquiring non-performing loans, today announced several organizational changes to maximize its competitive advantages of people, data, analytics, and results.

Kevin Stevenson Appointed President
Effective immediately, Kevin Stevenson, formerly executive vice president, chief financial and administrative officer, treasurer and assistant secretary, will assume the role of president, PRA Group, and will join the company’s board of directors. In his new role as president, Stevenson will assume the additional responsibility of the operations in the Americas, with both the Core and Insolvency groups reporting to him. He will continue in his role as chief financial and administrative officer until a new chief financial officer is found. At that time, Stevenson will continue as chief administrative officer, with the new CFO reporting to him.

“These new responsibilities for Kevin reflect PRA’s focus on developing our top leaders and ensuring that our succession plans are robust,” said Steve Fredrickson, PRA Group chairman and chief executive officer. “Since co-founding the company with me in 1996, Kevin has been a true partner, and we have worked side by side to make critical decisions that have led to PRA’s continued success. Kevin’s appointment as president is a reflection of how we currently operate.”

Additional Senior Leadership Changes
The company announced the following additional leadership changes today:

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Neal Stern, former head of PRA’s Core Operations for the Americas, will transition into a new global role as executive vice president, chief global investment, analytics, and operations strategy officer. Stern has changed how PRA views operations strategy since his arrival in 2008 and will now apply his knowledge and expertise to the company’s global operations.

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Chris Graves, executive vice president core acquisitions, will assume responsibility for all Core business in the Americas - Core Acquisitions and Core Operations. Graves joined PRA in 2006 and has successfully directed PRA’s acquisition of defaulted customer accounts in the U.S. and Canada.

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Steve Roberts, president, business and government services, will add responsibilities for global strategy and business development. Roberts has reinvigorated PRA’s subsidiary businesses since joining PRA in 2012 and will look to further the company’s goals of growth and diversification.

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Judy Scott, general counsel, has announced her plans to retire effective December 31, 2015. Scott has been with PRA since 1998 and has been a key member of the executive leadership team throughout her tenure. Effective January 1, 2016, PRA will appoint Chris Lagow, currently deputy general counsel, to the role of senior vice president, general counsel. Scott will continue as corporate secretary for the next two years.

“Judy has been an invaluable resource to PRA throughout her 17 year tenure. She has developed a best in class legal department. We are very pleased that she will continue to be our corporate secretary until the end of 2018,” said Fredrickson.

Fredrickson added, “My fellow board members and I believe that these changes in our senior management team reflect the excellent performance of our key employees and our ongoing commitment to developing the depth and breadth of our bench of outstanding talent that will provide effective leadership and help assure PRA’s continued success.”

New Centers of Excellence - PRA’s Focus on Data, Analytics and Results
PRA’s disciplined use of data and analytical tools has been an important ingredient to the company’s success, driving better strategic decisions and results.

To help ensure continued focus and consistent, disciplined use of data, PRA will establish its Center of Excellence for Investments, Analytics, and Operations Strategy. Neal Stern will lead this effort and will be responsible for bringing PRA’s strategy teams together around the globe. PRA believes Stern has the appropriate experience and leadership to enhance the company’s worldwide professional collections strategy.

About PRA Group
As a global leader in acquiring non-performing loans, PRA Group (Nasdaq: PRAA) returns capital to global banks and other creditors to help expand financial services for consumers in North America and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for the past three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com

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